Exhibit 3.3

AMERICAN BAR ASSOCIATION MEMBERS/STATE STREET

COLLECTIVE TRUST

SEVENTH AMENDED FUND DECLARATION

STABLE ASSET RETURN FUND

Pursuant to Sections 3.03 and 7.01 of the Declaration of Trust, dated December 5, 1991, as amended as of July 31, 1995, as amended as of July 15, 2002 and as further amended as of December 1, 2004 (the “Declaration of Trust”), which authorizes State Street Bank and Trust Company of New Hampshire as trustee (“State Street NH” or the “Trustee”) of the American Bar Association Members/State Street Collective Trust (the “Collective Trust”) to amend the Fund Declarations of the investment funds established under the Collective Trust, effective as of January 23, 2009, State Street NH hereby amends and restates the Fund Declaration dated April 1, 2003 of the Stable Asset Return Fund, an investment fund established under the Collective Trust, to, among other things, change certain aspects of the investment objectives, guidelines and restrictions applicable thereto. The provisions of the Declaration of Trust are incorporated herein by reference. In addition, the Trustee agrees and declares that it will hold, administer and deal with all money and property received or purchased by it as Trustee of the Collective Trust subject to the additional terms and conditions set forth in this Fund Declaration. Capitalized terms used and not otherwise defined shall have the meanings set forth in the Declaration of Trust.

1. Name of the Fund. The name of this investment fund shall be “Stable Asset Return Fund” (the “Fund”).

2. Investment Objective. The investment objective of the Stable Asset Return Fund is to provide current income consistent with preserving principal and liquidity.

3. Investment Guidelines and Restrictions. The assets of the Fund shall be normally invested and reinvested in (a) obligations of the United States and the agencies and instrumentalities thereof (“United States Obligations”) and in other high quality instruments, including, but not limited to, notes, bonds and similar debt instruments of corporations, commercial paper, certificates of deposit and time deposits, bankers’ acceptances, supranational and sovereign debt obligations (including obligations of foreign government sub-divisions), asset-backed securities, master notes and promissory notes, funding agreements, variable and indexed interest notes and repurchase agreements (collectively, “Short-term Investment Products”); (b) investment contracts (“Traditional Investment Contracts”) pursuant to which the issuer of such contract (an insurance company, bank or other financial institution) agrees to pay stated interest over its term and repay principal at the end of its term (all such Traditional Investment Contracts shall be benefit responsive (i.e., responsive to qualifying withdrawal, transfer and benefit payment requests at book value and shall satisfy any other conditions as may be required so that each such contract can be accounted for and valued at book value under generally accepted accounting principles)); and (c) Synthetic GICs which are arrangements comprised of investments in fixed income debt securities or collective investment funds that invest in such fixed income debt securities (the “Underlying Securities”) and a separate contract

(the “Benefit Responsive Contract”) issued by an insurance company, bank or other financial institution (the “Benefit Responsive Provider”) that allows the Fund to account for the Underlying Securities at book value under generally accepted accounting principles and permits such Underlying Securities to be credited with interest at an agreed upon crediting rate for purposes of permitting the contract to be benefit responsive (i.e., responsive to qualifying withdrawal, transfer and benefit payment requests by participants in the Fund).

The Fund may invest in United States Obligations and Short-term Investment Products, so long as the average weighted days to maturity of all such investments does not exceed 120 days. The average weighted maturity of the Short-term Investment Products and the Traditional Investment Contracts shall not exceed 27 months.

All of the investments by the Fund may be made through collective investment funds maintained by State Street Bank and Trust Company (“State Street Bank”), so long as such collective investment funds comply with the investment guidelines and restrictions described herein.

It is the intention of the Trustee not to cause the Fund to invest in derivative securities, except to the extent set forth in the Prospectus of the Collective Trust from time to time in effect pursuant to which the Units of the Fund may be issued. The Trustee, subject to consultation with ABRA, may in the future review such investment policy.

Investments in Short-Term Investment Products, other than United States Obligations, at the time of purchase must be (a) rated or issued by issuers that rated in either of the two highest rating categories applicable to corporate bonds (including the subcategories within such rating categories) by at least two nationally recognized statistical rating organizations (“NRSROs”), at least one of which must be Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Corporation (“S&P”), (b) rated in the highest rating category applicable to commercial paper by at least two NRSROs, at least one of which must be Moody’s or S&P, or (c) if unrated, issued or guaranteed by an issuer that has other comparable outstanding instruments that are so rated or is itself rated in either of the two highest rating categories (including the subcategories within such rating categories) by at least two NRSROs, at least one of which must be Moody’s or S&P. For purposes of this restriction, an investment in a repurchase agreement will be considered to be an investment in the securities that are subject to the repurchase agreement.

The Stable Asset Return Fund will not invest in any Traditional Investment Contract, unless, at the time of purchase, the Investment Contract or issuer is rated in one of the two highest rating categories (including the sub-categories within such rating categories) by at least two NRSROs, at least one of which must be S&P or Moody’s.

The Stable Asset Return Fund will not invest in any Underlying Security, unless, at the time of purchase, the Underlying Security or issuer thereof is rated in one or more of the two highest rating categories (including the sub-categories within such rating categories) by at least two NRSROs, at least one of which must be S&P or Moody’s. With respect to Benefit Responsive Providers, the Stable Asset Return Fund will not be subject to the credit quality standards described above; however, the Stable Asset Return Fund will not enter into a Benefit Responsive Contract with any Benefit Responsive Provider unless, at that time, such Benefit Responsive Provider is rated in one or more of the four highest rating categories (including the subcategories within such rating categories) by at least two NRSROs, at least one of which must be S&P or Moody’s.

Except for Traditional Investment Contracts and United States Obligations, the Trustee shall not invest, either directly or indirectly through one or more collective investment funds, more than 5% of the assets of the Fund in securities of a single issuer, determined at the time of purchase. For purposes of this 5% limitation, investments in collective investment funds maintained by State Street Bank are considered to be investments in the each of the securities held by such collective investment funds, and investments in repurchase agreements are considered to be investments in the securities that are the subject of such repurchase agreements. Other than Traditional Investment Contracts, the Trustee shall not, either directly or indirectly through one or more collective investment funds, invest more than 10% of the net assets of the Fund in illiquid securities, including repurchase agreements with maturities of greater than 7 days or portfolio securities that are not readily marketable or redeemable, in each case determined at the time of purchase. The proportion of the assets of the Fund invested, either directly or indirectly through one or more collective investment funds, in Traditional Investment Contracts of any one insurance company, bank, or financial institution will generally not be greater than 15% of the aggregate value of Traditional Investment Contracts included in the Fund’s portfolio, and in no event greater than 20%, in each case determined at the time of purchase. These requirements do not apply to the Benefit Responsive Providers or Benefit Responsive Contracts in connection with Synthetic GIC arrangements.

4. Transfers. A Participating Trust may request withdrawal of any number of Units from the Fund on any Business Day; provided, however, the Trustee may limit or suspend certain or all withdrawal and transfer rights when the amount of liquid assets held by the Fund are insufficient in the judgment of the Trustee to satisfy all required withdrawal and transfer requests.

5. Trustee, Management and Administrative Fees. For services rendered as trustee of the Fund, the Trustee will be entitled to receive compensation in the amount and at the time set forth in Schedule A attached hereto.

6. Conflicts. In the event of a conflict between the terms of this document and the Declaration of Trust, the Declaration of Trust shall control unless the Declaration of Trust specifically permits the Trustee to vary the particular provision set forth therein.

IN WITNESS WHEREOF, STATE STREET BANK AND TRUST COMPANY OF NEW HAMPSHIRE has caused its name to be signed to this Amended Fund Declaration for the Stable Asset Return Fund by its proper officer as of 4:00 p.m., Eastern time, on January 23, 2009.

ATTEST:		STATE STREET BANK AND TRUST COMPANY OF NEW HAMPSHIRE

By:	/s/ Laura M. Sanders	By:	/s/ Nancy E. Grady
Name: Title:	Laura M. Sanders Assistant Clerk	Name: Title:	Nancy E. Grady President

STABLE ASSET RETURN FUND

(FORMERLY ENHANCED SHORT TERM INVESTMENT FUND)

SEVENTH AMENDED FUND DECLARATION

SCHEDULE A

For services rendered to the Stable Asset Return Fund, the Trustee shall be entitled to receive with respect to the assets of the Fund a Trustee, Management and Administrative fee, charged at the following annual rates, which will accrue on a daily basis and will be paid monthly, provided that such fee shall be reduced by the amount of any fee received by the Trustee (which for these purposes shall not exceed the amount set forth below) on account of the investment of any assets of the Fund in any other collective investment trust maintained by the Trustee:

Aggregate Value of Assets in the Balanced, Index Equity,

Intermediate Bond, International Equity, Large-Cap

Growth Equity, Large-Cap Value Equity, Mid-Cap

Growth Equity, Mid-Cap Value Equity, Small-Cap

Equity, and Stable Asset Return Funds

Rate
First $1.0 billion	.156%
Next $1.8 billion	.058
Over $2.8 billion	.025

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